Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation in this Form 10-K of our reports dated October 19, 2009, on our audits of the financial statements of Blink Couture, Inc. as of July 31, 2009 July 31, 2008 and for the years ended July 31, 2009 and July 31, 2008.

/s/ Paritz & Co.

Hackensack, New Jersey
October 19, 2009